                                                               [CITIGROUP LOGO]
Exhibit 99.1

Citigroup Inc. (NYSE: C)
July 15, 2003



       Citigroup to Acquire Sears Credit Card Business; Companies to Enter
                   Long-Term Marketing and Servicing Alliance

         Citigroup to pay a 10% premium for Sears' credit card portfolio

  Citigroup to Become Largest Private Label Card Provider in U.S. and Reaffirms
                    Position as Number One Provider of Card
                               Products Worldwide


New York - Citigroup (NYSE:C) today announced that it will acquire Sears' $29 billion portfolio of private label and bankcard credit card receivables for a 10% premium or approximately $3 billion at closing. The acquisition will also include Sears' Financial Products business and credit card facilities with approximately 8,300 employees (5,800 full-time employees). In addition, the companies signed a multi-year marketing and servicing agreement across a range of each company's businesses, products and services. The acquisition will provide sustained value and growth opportunities for both Citigroup and Sears.

The transaction is expected to be accretive to Citigroup earnings in the first year and is expected to close by year-end, subject to applicable regulatory approvals.

Sears' credit card business includes 59 million total accounts, of which 25 million are active. This portfolio represents the 8th largest in the United States and includes the largest remaining in-house private label portfolio.

"This acquisition provides us with an opportunity to take a leadership position in the private label segment and solidify our current bankcard leadership position," said Sanford I. Weill, Citigroup chairman and chief executive officer. "This relationship with Sears gives us unique access to a large distribution channel and customer base. We look forward to growing the value and profitability of this portfolio by applying our expertise. We have demonstrated our capability at integrating new businesses over the last few years and to add to our bottom line. This acquisition should be no different."

"This transaction creates significant growth opportunities for Citigroup in this segment of our business," said Robert B. Willumstad, president of Citigroup and chairman and chief executive officer of Citigroup's Global Consumer Group. "Sears is a unique franchise as 60 percent of U.S. households are Sears customers, including a significant Hispanic customer base -- a key focus of our consumer business marketing efforts. Through over 2,700 Sears outlets across the U.S., we will have access to low cost, high volume customer acquisition points that currently add over four million credit card customers annually."

"Our excellent analytic and risk management capabilities, along with our expertise as a low-cost producer have made us the leader in the card industry. This transaction strengthens our multi-brand approach to consumers and extends the customer base for cross-selling opportunities of other Citi products. We will provide Sears' cardholders with excellent products and services and intend to enhance the portfolio, making it even stronger by leveraging our proven ability to integrate and maximize significant credit card businesses," concluded Mr. Willumstad.

"We're pleased that Citigroup has recognized the value of Sears' successful credit and financial products business, as well as the benefit of an ongoing alliance," said Alan J. Lacy, Sears chairman and chief executive officer. "The alliance will create ongoing value, not only for both companies and their shareholders, but also for Sears customers. This transaction allows Sears to focus on our core business of serving our customers' home and family needs while complementing our strong offerings with Citigroup's outstanding financial services."

Both companies said that there will be no immediate changes to the Sears card programs or operations. Customers will be provided with uninterrupted service and should continue to use their cards in the same manner they do today.


About Citigroup
Citigroup (NYSE: C), the preeminent global financial services company with some 200 million customer accounts in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at: www.citigroup.com.

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

                                      # # #




Live Audiocast Alert:
A live audiocast of a 5:00 PM (EDT) investment community teleconference to review the transaction will be available at http://www.citigroup.com/citigroup/fin. Media are invited to participate in the teleconference. Presentation materials will be available for download prior to the event. An audio replay of the presentation will be available at http://www.citigroup.com/citigroup/fin/pres.htm.

Citigroup Contacts

Media:                     Steve Silverman        212-793-0321
                           Maria Mendler          212-559-0409

Investors Relations:       Sheri Ptashek          212-559-2718
Fixed Income Investors:    John Randel            212-559-5091